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Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND BETWEEN

BERKSHIRE HILLS BANCORP, INC.

AND

HAMPDEN BANCORP, INC.

DATED AS OF

November 3, 2014

i

ii

iii

 AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of November 3, 2014 by and between Berkshire Hills Bancorp, Inc., a Delaware corporation ("BHLB"), and Hampden Bancorp, Inc., a Delaware corporation ("Hampden").

Recitals

          1.     The Board of Directors of each of BHLB and Hampden (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and stockholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

          2.     In accordance with the terms of this Agreement, Hampden will merge with and into BHLB (the "Merger"), and it is anticipated that Hampden Bank, which is a wholly owned subsidiary of Hampden, will be merged with and into Berkshire Bank, a wholly owned subsidiary of BHLB.

          3.     As a condition to the willingness of BHLB to enter into this Agreement, each of the directors and certain executive officers of Hampden have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the "Voting Agreement"), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of Hampden Common Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

          4.     The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement be and is hereby adopted as a "plan of reorganization" within the meaning of Sections 354 and 361 of the Code.

          5.     The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

          6.     In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

        1.1    Certain Definitions.

        As used in this Agreement, the following terms have the following meanings.

        "Acquisition Proposal" shall have the meaning set forth in Section 6.11.2.

        "Affiliate" shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

        "Agreement" shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

        "Bank Merger" shall mean the merger of Hampden Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution.

        "Bank Regulator" shall mean any Federal or state banking regulator, including but not limited to the MDOB, FRB and FDIC, which regulates or has the statutory authority to regulate Berkshire Bank, Hampden Bank, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

        "Benefit Plan Determination Date" shall have the meaning set forth in Section 7.6.1.

        "Berkshire Bank" shall mean Berkshire Bank, a Massachusetts trust company with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01202, which is a wholly owned subsidiary of BHLB.

        "Berkshire Insurance" means Berkshire Insurance Group, Inc., an independent insurance agency which is wholly owned by BHLB.

        "BHCA" shall mean the Bank Holding Company Act of 1956, as amended.

        "BHLB" shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 02101.

        "BHLB Benefit Plans" shall have the meaning set forth in Section 5.11.1.

        "BHLB Common Stock" shall mean the common stock, par value $0.01 per share, of BHLB.

        "BHLB Disclosure Schedule" shall mean the collective written disclosure schedules delivered by BHLB to Hampden pursuant hereto.

        "BHLB Financial Statements" shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2013 and 2012 and the consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2013, as set forth in BHLB's annual report on Form 10-K for the year ended December 31, 2013, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following December 31, 2013, and for the periods then ended, as filed by BHLB in its Securities Documents.

        "BHLB Loan Property" shall have the meaning set forth in Section 5.14.2.

        "BHLB Loan Participation" shall have the meaning set forth in Section 5.14.2.

        "BHLB Non-qualified Deferred Compensation Plan" shall have the meaning set forth in Section 5.12.1.

        "BHLB Preferred Stock" shall have the meaning set forth in Section 5.3.1.

        "BHLB Regulatory Reports" shall mean the Call Reports of Berkshire Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended September 30, 2014, through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by BHLB from September 30, 2014 through the Closing Date.

        "BHLB SEC Reports" shall have the meaning set forth in Section 5.16.

        "BHLB Stock" shall have the meaning set forth in Section 5.3.1.

        "BHLB Subsidiary" shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by BHLB or Berkshire Bank, except any corporation the stock of which is held in the ordinary course of the lending activities of Berkshire Bank.

        "Business Day" shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

        "Certificate" shall mean a certificate or book entry evidencing shares of Hampden Common Stock.

        "Claim" shall have the meaning set forth in Section 7.7.2.

        "Closing Date" shall have the meaning set forth in Section 2.2.

        "COBRA" shall have the meaning set forth in Section 4.13.5.

        "Code" shall mean the Internal Revenue Code of 1986, as amended.

        "Confidentiality Agreement" shall mean the confidentiality agreement dated as of October 27, 2014 between BHLB and Hampden.

        "Continuing Hampden Employees" shall have the meaning set forth in Section 7.6.2.

        "CRA" shall have the meaning set forth in Section 4.12.1.

        "DGCL" shall mean the Delaware General Corporation Law.

        "Effective Time" shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

        "Environmental Laws" shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        "ERISA Affiliate" shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

        "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

        "Exchange Agent" shall mean Computershare, or such other bank or trust company or other agent as mutually agreed upon by BHLB and Hampden, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

        "Exchange Fund" shall have the meaning set forth in Section 3.3.1.

        "Exchange Ratio" shall have the meaning set forth in Section 3.1.3, subject to adjustment under Section 10.1.9.

        "FDIC" shall mean the Federal Deposit Insurance Corporation or any successor thereto.

        "FHLB" shall mean the Federal Home Loan Bank of Boston.

        "Foundation" shall have the meaning set forth in Section 6.15.

        "FRB" shall mean the Board of Governors of the Federal Reserve System.

        "GAAP" shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

        "Governmental Entity" shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

        "Hampden" shall mean Hampden Bancorp, Inc., a Delaware corporation with its principal office located at 19 Harrison Avenue, Springfield, Massachusetts 01103.

        "Hampden Bank" shall mean Hampden Bank, a Massachusetts savings bank, with its principal office located at 19 Harrison Avenue, Springfield, Massachusetts 01103, and which is a wholly owned subsidiary of Hampden.

        "Hampden Benefit Plans" shall have the meaning set forth in Section 4.13.1.

        "Hampden Common Stock" shall mean the common shares, par value $0.01 per share, of Hampden.

        "Hampden Disclosure Schedule" shall mean the collective written disclosure schedules delivered by Hampden to BHLB pursuant hereto.

        "Hampden Equity Incentive Plan" shall mean the Hampden Bancorp, Inc. 2008 Equity Incentive Plan.

        "Hampden ESOP" shall mean the Employee Stock Ownership Plan of Hampden Bank or any successor thereto.

        "Hampden Financial Statements" shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of Hampden as of June 30, 2014 and 2013 and the related consolidated statements of income, changes in shareholders' equity and cash flows (including related notes and schedules, if any) of Hampden for each of the three (3) years ended June 30, 2014, as incorporated by reference in Hampden's annual report on Form 10-K for the year ended June 30, 2014 from Hampden's annual report to stockholders for such year and (ii) the unaudited interim consolidated financial statements of Hampden as of the end of each calendar quarter following June 30, 2014, and for the periods then ended, as filed by Hampden in its Securities Documents.

        "Hampden Loan Participation" shall have the meaning set forth in Section 4.15.2.

        "Hampden Loan Property" shall have the meaning set forth in Section 4.15.2.

        "Hampden Preferred Stock" shall have the meaning set forth in Section 4.3.

        "Hampden Regulatory Reports" shall mean the Call Reports of Hampden Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended September30, 2014 through the Closing Date, and all Annual Reports on Form FR Y-6 and any Current Report on Form FR Y-10 filed with the FRB by Hampden from September 30, 2014 through the Closing Date.

        "Hampden SEC Reports" shall have the meaning set forth in Section 4.27.

        "Hampden Stockholder Approval" shall have the meaning set forth in Section 4.4.1.

        "Hampden Stockholders Meeting" shall have the meaning set forth in Section 8.1.

        "Hampden Stock Option" shall mean an option to purchase shares of Hampden Common Stock granted pursuant to the Hampden Equity Incentive Plan and the outstanding option agreements, and outstanding as of the date hereof, as set forth in Hampden Disclosure Schedule 3.3.1.

        "Hampden Subsidiary" shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, by Hampden or Hampden Bank.

        "Indemnified Parties" shall have the meaning set forth in Section 7.7.2.

        "Insurance Regulator" shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

        "IRS" shall mean the United States Internal Revenue Service.

        "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the executive officers and directors of such Person after reasonable inquiry.

        "Material Adverse Effect" shall mean, with respect to BHLB or Hampden, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or Hampden and the Hampden Subsidiaries, taken as a whole, respectively, or (2) materially impairs the ability of either Hampden, on the one hand, or BHLB, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; provided, that "Material Adverse Effect" shall not be deemed to include (i) the impact of (x) changes in laws, rules or regulations affecting banks or thrift institutions or their holding companies generally, or interpretations thereof by courts or governmental agencies, (y) changes in GAAP, or (z) changes in regulatory accounting requirements, in any such case applicable to financial institutions or their holding companies generally and not specifically relating to Hampden or any of its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, (ii) the announcement of this Agreement or any action or omission of Hampden or any Hampden Subsidiary on the one hand, or BHLB or any of its Subsidiaries, on the other hand, required under this Agreement or taken or omitted to be taken with the express written permission of BHLB or Hampden, respectively, (iii) any changes after the date of this Agreement in general economic or capital market conditions affecting banks or their holding companies generally, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to Hampden or its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of Hampden Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a "Material Adverse Effect", or (v) changes in the value of the securities or loan portfolio, or any change in the value of the deposits or borrowings, of BHLB or Hampden, or any of their Subsidiaries, respectively, resulting from a change in interest rates generally.

        "Materials of Environmental Concern" shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

        "MDOB" shall mean the Massachusetts Division of Banks.

        "Merger" shall mean the merger of Hampden with and into BHLB pursuant to the terms hereof.

        "Merger Consideration" shall have the meaning set forth in Section 3.1.3.

        "Merger Registration Statement" shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of Hampden Common Stock in connection with the Merger.

        "Nasdaq" shall mean The NASDAQ Stock Market, LLC.

        "New Members" shall have the meaning set forth in Section 2.4.

        "NYSE" shall mean the New York Stock Exchange.

        "Observer" shall have the meaning set forth in Section 6.13.

        "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        "Person" shall mean any individual, corporation, partnership, joint venture, association, trust or "group" (as that term is defined under the Exchange Act).

        "Pre-Closing" shall have the meaning set forth in Section 2.2.

        "Proxy Statement-Prospectus" shall have the meaning set forth in Section 8.2.1.

        "Regulatory Agreement" shall have the meaning set forth in Section 4.12.3.

        "Regulatory Approval" shall mean the approval of any Bank Regulator necessary in connection with the consummation of the Merger, the Bank Merger and the related transactions contemplated by this Agreement.

        "Representatives" shall have the meaning set forth in Section 6.11.1.

        "Rights" shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

        "SEC" shall mean the Securities and Exchange Commission or any successor thereto.

        "Securities Act" shall mean the Securities Act of 1933, as amended.

        "Securities Documents" shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

        "Securities Laws" shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

        "Subsidiary" shall mean any corporation, 10% or more of the capital stock of which is owned, either directly or indirectly, except any corporation the stock of which is held in the ordinary course of the lending activities, of either Berkshire Bank or Hampden Bank, as applicable.

        "Superior Proposal" shall have the meaning set forth in Section 6.11.1.

        "Surviving Corporation" shall have the meaning set forth in Section 2.1.

        "Tax" shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers' compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax, custom, duty, premium, governmental fee or other assessment or charge of any kind whatsoever, together with any interest, penalty or additional tax imposed by any Governmental Entity.

        "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

        "Termination Date" shall mean November 3, 2015.

        "Termination Fee" shall have the meaning set forth in Section 10.2.2(C).

        "Treasury Stock" shall have the meaning set forth in Section 3.1.2.

        "Voting Agreement" shall have the meaning set forth in the recitals.

        "401(k) Plans" shall have the meaning set forth in Section 6.16.

        Other terms used herein are defined in the preamble and elsewhere in this Agreement.

ARTICLE II
THE MERGER

        2.1    Merger.

        Subject to the terms and conditions of this Agreement, at the Effective Time: (a) Hampden shall merge with and into BHLB, with BHLB as the resulting or surviving corporation (the "Surviving Corporation"); and (b) the separate existence of Hampden shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of Hampden shall be vested in and assumed by BHLB. As part of the Merger, each outstanding share of Hampden Common Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

        2.2    Closing; Effective Time.

        The closing ("Closing") shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of a certificate of merger with the Secretary of State of the State of Delaware on the day of the Closing (the "Closing Date"), in accordance with the DGCL. The "Effective Time" means the date and time upon which the certificate of merger is filed with the Secretary of State of the State of Delaware, or as otherwise stated in the certificate of merger, in accordance with the DGCL. A pre-closing of the transactions contemplated hereby (the "Pre-Closing") shall take place at the offices of Luse Gorman Pomerenk & Schick, P.C., at 10:00 a.m. on the day prior to the Closing Date.

        2.3    Certificate of Incorporation and Bylaws.

        The certificate of incorporation and bylaws of BHLB as in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws of the Surviving Corporation, until thereafter amended as provided therein and by applicable law.

        2.4    Directors of the Surviving Corporation.

        Effective immediately after the Closing Date, two individuals who are directors of Hampden (as of the date hereof and as of the Effective Time) and who are designated by BHLB and Berkshire Bank, in consultation with Hampden, prior to the mailing of the Proxy Statement-Prospectus pursuant to Section 8.2 (such persons, together, the "New Members") shall be appointed and elected to the BHLB and Berkshire Bank Boards of Directors.

        2.5    Effects of the Merger.

        At and after the Effective Time, the Merger shall have the effects as set forth in the DGCL.

        2.6    Tax Consequences.

        It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code.

        2.7    Possible Alternative Structures.

        Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX prior to the Effective Time BHLB may revise the structure for effecting the Merger described in Section 2.1 or the Bank Merger including, without limitation, by substituting a wholly owned subsidiary for BHLB or Berkshire Bank, as applicable, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse Federal or state income tax consequences to BHLB, Berkshire Bank, Hampden, Hampden Bank or to the BHLB or Hampden stockholders, and nothing would prevent the rendering of the opinions contemplated in Sections 9.2.5 and 9.3.5, as a result of the modification; (iii) the consideration to be paid to the holders of Hampden Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially the Closing or jeopardize or delay (x) the calling and holding of the Hampden Stockholders Meeting or the solicitation of proxies in connection therewith or (y) materially the receipt of any Regulatory Approvals or other consents and approvals relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

        2.8    Additional Actions.

        If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Hampden or any Hampden Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, Hampden and its officers and directors shall be deemed to have granted to BHLB an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in BHLB its right, title or interest in, to or under any of the rights, properties or assets of Hampden or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the BHLB are authorized in the name of Hampden or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

        3.1    Conversion of Hampden Common Stock; Merger Consideration.

        At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, Hampden or the holders of any of the shares of Hampden Common Stock, the Merger shall be effected in accordance with the following terms:

          3.1.1  Each share of BHLB Common Stock that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

          3.1.2  All shares of Hampden Common Stock held in the treasury of Hampden and each share of Hampden Common Stock owned by BHLB prior to the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) ("Treasury Stock") shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

          3.1.3  Subject to a potential adjustment as provided in Section 10.1.9, each outstanding share of Hampden Common Stock shall be converted into the right to receive 0.81 (the "Exchange Ratio") shares of BHLB Common Stock (the "Merger Consideration").

          3.1.4  Upon the Effective Time, outstanding shares of Hampden Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by Hampden on such shares of Hampden Common Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

          3.1.5  Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of BHLB. In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of Hampden Common Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of Hampden Common Stock owned by a Hampden stockholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock issuable to such Hampden stockholder.

          3.1.6  If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change. If Hampden changes (or the Hampden Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Hampden Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Merger Consideration (and any other dependent items) will be adjusted proportionately to account for such change.

        3.2    Procedures for Exchange of Hampden Common Stock.

          3.2.1    BHLB to Make Merger Consideration Available.    After the Closing and at or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of Hampden Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable in lieu of the issuance of fractional shares pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the "Exchange Fund").

          3.2.2    Exchange of Certificates.    BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a

  Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the Hampden Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

          3.2.3    Rights of Certificate Holders after the Effective Time.    The holder of a Certificate that prior to the Merger represented issued and outstanding Hampden Common Stock shall have no rights, after the Effective Time, with respect to such Hampden Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

          3.2.4    Surrender by Persons Other than Record Holders.    If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

          3.2.5    Closing of Transfer Books.    From and after the Closing Date, there shall be no transfers on the stock transfer books of Hampden of the Hampden Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

          3.2.6    Return of Exchange Fund.    At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

          3.2.7    Lost, Stolen or Destroyed Certificates.    In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

          3.2.8    Withholding.    BHLB or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement or the transactions contemplated hereby to any holder of Hampden Common Stock such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld by BHLB or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to the holder of the Hampden Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

        3.3    Treatment of Hampden Stock Options and Restricted Stock Awards.

          3.3.1  Hampden Disclosure Schedule 3.3.1 sets forth all of the outstanding Hampden stock options (each, a "Hampden Stock Option") as of the date hereof. Immediately prior to the Effective Time, each Hampden stock option, whether or not vested or exercisable, shall be terminated and the holder thereof shall be paid by Hampden immediately prior to the Effective Time an amount in cash determined by multiplying (i) the excess, if any, of the average of the daily closing sales prices of a share of Hampden Common Stock as reported on the Nasdaq for the five (5) consecutive trading days immediately preceding the Effective Time over the applicable per share exercise price of that option by (ii) the number of shares of Hampden Common Stock that the holder could have purchased (assuming full vesting of that option) had that holder exercised that option immediately before the Effective Time, less applicable tax withholding. Subject to the foregoing, the Hampden Equity Incentive Plan and all Hampden stock options issued thereunder shall terminate at the Effective Time. Prior to the Effective Time, Hampden shall take such actions as may be necessary to give effect to the transactions contemplated by this Section 3.3.1, including, without limitation, the provision of any notices to holders of Hampden stock options as may be provided for in the Hampden Equity Incentive Plan and the adoption of any necessary amendments to such plans.

          3.3.2  At the Effective Time, if the terms of the Hampden Equity Plan or the underlying award agreement so provide, each share of restricted Hampden Common Stock issued pursuant to the Hampden Equity Plan ("Hampden Restricted Stock") that is outstanding immediately before the Effective Time shall vest in full and the restrictions thereon shall lapse, and, as of the Effective Time, each share of Hampden Common Stock that was formerly Hampden Restricted Stock shall be entitled to receive the Merger Consideration in accordance with Section 3.1.3.

          3.3.3  The shares of BHLB Common Stock to be issued to the holders of Hampden Stock Options and underlying each Converted Restricted Stock Award shall be registered with the SEC under the Merger Registration Statement.

        3.4    Bank Merger.

        BHLB intends to cause the merger of Hampden Bank with and into Berkshire Bank, with Berkshire Bank as the surviving institution, but retains the right to hold Hampden Bank as a separate subsidiary. Subject to the foregoing and in BHLB's sole determination, following the execution and delivery of this Agreement, BHLB will cause Berkshire Bank, and Hampden will cause Hampden Bank, to execute and deliver an agreement and plan of merger in respect of the Bank Merger.

        3.5    Reservation of Shares.

        BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the Hampden stockholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF HAMPDEN

        Hampden represents and warrants to BHLB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the Hampden Disclosure Schedule delivered by Hampden to BHLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such Hampden Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of Hampden shall include the Knowledge of Hampden Bank.

        4.1    Standard.

        Except as set forth in the following sentence, no representation or warranty of Hampden contained in this Article IV shall be deemed untrue or incorrect, and Hampden shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2), Section 4.3 and 4.4 (other than Section 4.4.2(iii)) which shall be true and correct in all material respects.

        4.2    Organization.

          4.2.1  Hampden is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. Hampden has full corporate power and authority to carry on its business as now conducted. Hampden is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          4.2.2  Hampden Bank is a Massachusetts-chartered stock savings bank duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Hampden Bank are insured by the FDIC and the Depositors Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by Hampden Bank when due. Hampden Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock as set forth on Hampden Disclosure Schedule 4.2.2.

          4.2.3  Hampden Disclosure Schedule 4.2.3 sets forth each Hampden Subsidiary and its jurisdiction of incorporation or organization. Each Hampden Subsidiary (other than Hampden Bank) is a corporation, limited liability company or other legal entity as set forth on Hampden Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each Hampden Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

          4.2.4  The respective minute books of Hampden, Hampden Bank and each other Hampden Subsidiary accurately record all corporate actions of their respective stockholders and boards of directors (including committees).

          4.2.5  Prior to the date of this Agreement, Hampden has made available to BHLB true and correct copies of the certificate of incorporation, articles of organization or articles of association, as applicable, and bylaws or other governing documents of Hampden, Hampden Bank and each other Hampden Subsidiary.

        4.3    Capitalization.

          4.3.1  The authorized capital stock of Hampden consists of (i) 25,000,000 shares of Hampden Common Stock, $0.01 par value, and 5,000,000 shares of preferred stock, $0.01 par value ("Hampden Preferred Stock" and collectively with Hampden Common Stock, "Hampden Stock"). As of October 31, 2014, there were (i) 5,498,111 shares of Hampden Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, including 1,800 shares of Hampden Restricted Stock subject to an award, and (ii) 2,541,250 shares of Hampden Common Stock held by Hampden as Treasury Stock Hampden does not own, of record or beneficially, any shares of Hampden Stock which are not Treasury Stock. Hampden Bank does not own, of record or beneficially, any shares of Hampden Stock. Neither Hampden nor any Hampden Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of Hampden, or any other security of Hampden or a Hampden Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of Hampden or a Hampden Subsidiary or any other security of Hampden or any Hampden Subsidiary, other than shares of Hampden Common Stock underlying the Hampden Stock Options and Hampden Restricted Stock. As of the date hereof, Hampden has outstanding options to acquire 423,783 shares of Hampden Common Stock at a weighted average exercise price of $11.37 per share. Hampden Disclosure Schedule 4.3.1 sets forth: the name of each holder of a Hampden Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the Hampden Stock Option is an incentive stock option or a nonqualified stock option. Hampden Disclosure Schedule 4.3.1 also sets forth the name of each holder of record of Hampden Restricted Stock, the vesting dates and the number of shares held by such Person. All shares of Hampden Common Stock issuable pursuant to the Hampden Equity Incentive Plan will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

          4.3.2  Hampden owns all of the capital stock of each Hampden Subsidiary, free and clear of any lien or encumbrance. Except for the Hampden Subsidiaries and as set forth in Hampden Disclosure Schedule 4.3.2, Hampden does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of Hampden or any Hampden Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer's outstanding equity securities) and equity interests held in connection with the lending activities of Hampden Bank, including stock in the FHLB.

          4.3.3  To Hampden's Knowledge, except as set forth on Hampden Disclosure Schedule 4.3.3, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of Hampden Common Stock.

          4.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which Hampden's stockholders may vote have been issued by Hampden and are outstanding.

        4.4    Authority; No Violation.

          4.4.1  Hampden has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by Hampden's stockholders (the "Hampden Stockholder Approval"), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Hampden and the completion by Hampden of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of Hampden. This Agreement has been duly and validly executed and delivered by Hampden, and subject to Hampden Stockholder Approval (the "Hampden Stockholder Approval"), and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB, constitutes the valid and binding obligation of Hampden, enforceable against Hampden in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          4.4.2  (a) The execution and delivery of this Agreement by Hampden, and (b) subject to receipt of Regulatory Approvals and Hampden's and BHLB's compliance with any conditions contained therein, the receipt of the Hampden Stockholder Approval and compliance by BHLB with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and compliance by Hampden with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation, articles of organization or articles of association, as applicable, and bylaws of Hampden or Hampden Bank; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Hampden or Hampden Bank or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of Hampden or Hampden Bank under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which Hampden or Hampden Bank is a party, or by which they or any of their respective properties or assets may be bound or affected.

        4.5    Consents.

        Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or "blue sky" laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, and (d) the Hampden Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of Hampden, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by Hampden, the completion by Hampden of the Merger and the performance by Hampden of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. Hampden has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by Hampden to result in a Material Adverse Effect on Hampden and Hampden Bank, taken as a whole, or BHLB and Berkshire Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of Hampden or Hampden Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

        4.6    Financial Statements.

          4.6.1  The Hampden Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders' equity of Hampden as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          4.6.2  Hampden has previously made available to BHLB the Hampden Financial Statements. The Hampden Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of Hampden and the Hampden Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          4.6.3  At the date of the most recent consolidated statement of financial condition included in the Hampden Financial Statements or in the Hampden Regulatory Reports, Hampden did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such Hampden Financial Statements or in the Hampden Regulatory Reports or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        4.7    Taxes.

        Hampden and the Hampden Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). Hampden, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by Hampden and the Hampden Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. Hampden and the Hampden Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. Hampden and the Hampden Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of Hampden and the Hampden Subsidiaries did not, as of the most recent Hampden Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent Hampden balance sheet (rather than in any notes thereto). Hampden and its Subsidiaries are subject to Tax audits in the ordinary course of business. Hampden management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on Hampden. Hampden and the Hampden Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that Hampden or any of the

Hampden Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither Hampden nor any of the Hampden Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was Hampden or (B) has any liability for the Taxes of any Person (other than Hampden or any of the Hampden Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against Hampden or any Hampden Subsidiary for any alleged deficiency in any Tax, and neither Hampden nor any Hampden Subsidiary has been notified in writing of any proposed Tax claims or assessments against Hampden or any Hampden Subsidiary. Hampden and the Hampden Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. Hampden and the Hampden Subsidiaries have delivered to BHLB true and complete copies of all Income Tax Returns of Hampden and the Hampden Subsidiaries for taxable periods ending on or after October 31, 2011. Neither Hampden nor any of the Hampden Subsidiaries is or has been a party to any "reportable transaction," as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither Hampden nor any of the Hampden Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither Hampden nor any of the Hampden Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

        4.8    No Material Adverse Effect.

        Neither Hampden nor any Hampden Subsidiary has suffered any Material Adverse Effect since June 30, 2014 and, to Hampden's Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on Hampden.

        4.9    Material Contracts; Leases; Defaults.

          4.9.1  Except as set forth in Hampden Disclosure Schedule 4.9.1, neither Hampden nor any Hampden Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of Hampden or any Hampden Subsidiary, except for "at will" arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of Hampden or any Hampden Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of Hampden or any Hampden Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by Hampden or any Hampden Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which Hampden or any Hampden Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers' acceptances, and transactions in "federal funds" or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to Hampden or any Hampden Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days' notice or less without penalty or payment, or that obligates Hampden or any Hampden Subsidiary for the payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by Hampden or any Hampden Subsidiary.

          4.9.2  Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger or the Bank Merger by virtue of the terms of any such lease, is listed in Hampden Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither Hampden nor any Hampden Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on Hampden Disclosure Schedule 4.9.2.

          4.9.3  True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHLB on or before the date hereof, are listed on Hampden Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in Hampden Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of Hampden or any Hampden Subsidiary or upon the occurrence of a subsequent event; (ii) requires Hampden or any Hampden Subsidiary to provide a benefit in the form of Hampden Common Stock or determined by reference to the value of Hampden Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

        4.10    Ownership of Property; Insurance Coverage.

          4.10.1  Hampden and each Hampden Subsidiary has good and, as to real property, marketable title to all assets and properties owned by Hampden or such Hampden Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the Hampden Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Hampden Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. Hampden and the Hampden Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by Hampden and the Hampden Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the Hampden Financial Statements.

          4.10.2  With respect to all material agreements pursuant to which Hampden or any Hampden Subsidiary has purchased securities subject to an agreement to resell, if any, Hampden or such Hampden Subsidiary, as the case may be, has a lien or security interest (which to Hampden's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          4.10.3  Hampden and each Hampden Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither Hampden nor any Hampden Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on Hampden Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by Hampden or any Hampden Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years Hampden and each Hampden Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. Hampden Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by Hampden and each Hampden Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. Hampden has made available to BHLB copies of all of the policies listed on Hampden Disclosure Schedule 4.10.3.

        4.11    Legal Proceedings.

        There is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting Hampden or any of its Subsidiaries (and it is not aware of any facts that reasonably would be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries' businesses or, after the Effective Time, BHLB's or any of its Subsidiaries' businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. Except as set forth on Hampden Disclosure Schedule 4.11, there is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by Hampden, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

        4.12    Compliance with Applicable Law.

        Except as set forth on Hampden Disclosure Schedule 4.12 and in Section 4.15:

          4.12.1  To Hampden's Knowledge, Hampden and each Hampden Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 ("CRA"), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither Hampden nor any Hampden Subsidiary has received any written notice to the contrary.

          4.12.2  Hampden and each Hampden Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of Hampden, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

          4.12.3  For the period beginning January 1, 2011, neither Hampden nor any Hampden Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that Hampden or any Hampden Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require Hampden or any Hampden Subsidiary, or indicating that Hampden or any Hampden Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of Hampden or any Hampden Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of Hampden or any Hampden Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a "Regulatory Agreement"). Neither Hampden nor any Hampden Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. Hampden has disclosed to BHLB its most recent regulatory ratings.

        4.13    Employee Benefit Plans.

          4.13.1    Hampden Disclosure Schedule 4.13.1    contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers' compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Hampden or any of the Hampden Subsidiaries for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to Hampden and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of Hampden are eligible to participate (collectively, the "Hampden Benefit Plans"). Hampden has made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written Hampden Benefit Plan, (ii) a summary of each unwritten Hampden Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified Hampden Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the Hampden Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified Hampden Benefit Plan (or, for a Hampden Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any Hampden Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each Hampden Benefit Plan that may be subject to Section 409A of the Code ("Hampden Non-qualified Deferred Compensation Plan") has been maintained and operated in material compliance with Section 409A of the Code .

          4.13.2  All Hampden Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on Hampden Disclosure Schedule 4.13.2, each Hampden Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and Hampden is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of Hampden and the Hampden Subsidiaries, there exists no fact which would adversely affect the qualification of any of the Hampden Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the Hampden Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

          4.13.3  No "defined benefit plan" (as defined in Section 414(j) of the Code) has been maintained within the last six (6) years by Hampden or any of its ERISA Affiliates for the benefit of the employees or former employees of Hampden or its Subsidiaries.

          4.13.4  Within the last six (6) years, neither Hampden nor any of its ERISA Affiliates maintained or had any obligation to contribute to a Hampden Benefit Plan which is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither Hampden nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such "multiemployer plan." Neither Hampden nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, with respect to any Hampden Benefit Plan, and no event or condition exists that would reasonably be expected to result in the imposition of any liability on Hampden or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

          4.13.5  Hampden has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to Hampden Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To Hampden's Knowledge, records with respect to Hampden Benefit Plans have been maintained in compliance with Section 107 of ERISA. To Hampden's Knowledge, neither Hampden nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of Hampden Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No Hampden Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such Hampden Benefit Plan is self-insured).

          4.13.6  Hampden has not, with respect to any Hampden Benefit Plan, nor, to Hampden's Knowledge, has any administrator of any Hampden Benefit Plan, the related trusts or any trustee thereof, engaged in any non-exempt prohibited transaction which would subject Hampden, any

  ERISA Affiliate of Hampden, or any Hampden Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

          4.13.7  Except as set forth on Hampden Disclosure Schedule 4.13.7, Hampden has no liability for retiree health and life benefits under any Hampden Benefit Plan other than any benefits required under COBRA or similar state laws or benefits in the nature of severance pursuant to an employment agreement, severance agreement, separation agreement or similar plan, policy or arrangement.

          4.13.8  Except as set forth on Hampden Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of Hampden from Hampden under any Hampden Benefit Plan, (B) increase any benefits otherwise payable under any Hampden Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on Hampden Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any Hampden Benefit Plan, either alone or in conjunction with any other payment will or would properly be characterized as an "excess parachute payment" under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or would, either individually or collectively, provide for any payment by Hampden or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

          4.13.9  The actuarial present values of all accrued Hampden Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Hampden and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the Hampden Financial Statements to the extent required by and in accordance with GAAP.

          4.13.10  There is not, and has not been, any trust or fund maintained by or contributed to by Hampden or its employees to fund an employee benefit plan which would constitute a Voluntary Employees' Beneficiary Association or a "welfare benefit fund" within the meaning of Section 419(a) of the Code.

          4.13.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of Hampden, has been threatened against any Hampden Benefit Plan (other than routine claims for benefits and appeals of such claims), Hampden or any Hampden Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any Hampden Benefit Plan or any fiduciary thereof.

        4.14    Brokers, Finders and Financial Advisors.

        Neither Hampden nor any Hampden Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Sterne, Agee & Leach, Inc. by Hampden and the fee payable pursuant thereto. A true and correct copy of the engagement agreement with Sterne, Agee & Leach, Inc., setting forth the fee payable to Sterne, Agee & Leach, Inc. for its services rendered to Hampden in connection with the Merger and transactions contemplated by this Agreement, is attached to Hampden Disclosure Schedule 4.14.

        4.15    Environmental Matters.

          4.15.1  Except as may be set forth in Hampden Disclosure Schedule 4.15, with respect to Hampden and each Hampden Subsidiary:

            (A)  To the Knowledge of Hampden and the Hampden Subsidiaries, each of Hampden and the Hampden Subsidiaries, and the Hampden Loan Properties (as defined in Section 4.15.2) are, and, in the last ten (10) years, have been, in material compliance with any Environmental Laws;

            (B)  Neither Hampden nor any Hampden Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of Hampden and the Hampden Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any Hampden Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by Hampden, or any of the Hampden Subsidiaries;

            (C)  To the Knowledge of Hampden and the Hampden Subsidiaries, the properties currently owned or operated by Hampden or any Hampden Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) do not contain any Materials of Environmental Concern in an amount, manner or condition requiring any notification, investigation, abatement, remediation or any response action under applicable Environmental Laws;

            (D)  To the Knowledge of Hampden and the Hampden Subsidiaries , there are no underground storage tanks on, in or under any properties owned or operated by Hampden or any of the Hampden Subsidiaries or any Hampden Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by Hampden or any of the Hampden Subsidiaries or any Hampden Loan Property except as in compliance with Environmental Laws; and

            (E)  During the period of (a) Hampden's or any of the Hampden Subsidiaries' ownership or operation of any of their respective current properties or (b) Hampden's or any of the Hampden Subsidiaries' holding of a direct or indirect security interest in any Hampden Loan Property, to the Knowledge of Hampden and the Hampden Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of Hampden and the Hampden Subsidiaries, prior to the period of (x) Hampden's or any of the Hampden Subsidiaries' ownership or operation of any of their respective current properties or (y) Hampden's or any of the Hampden Subsidiaries' holding of a direct or indirect security interest in any Hampden Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

            (F)  Neither Hampden nor any other Hampden Subsidiary has conducted any environmental assessment or investigation during the past five (5) years (other than Phase II assessments which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any Hampden Loan Property.

          4.15.2  For purposes of this Section 4.15, "Hampden Loan Property" means any property in which Hampden or a Hampden Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a Hampden Loan

  Participation, and "Hampden Loan Participation" means a participation interest in a loan or other extension of credit other than by Hampden or a Hampden Subsidiary.

        4.16    Loan Portfolio.

          4.16.1  The allowances for loan losses reflected in the notes to Hampden's audited consolidated statements of financial condition at June 30, 2014 and 2013 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after June 30, 2014 were, or will be, adequate, as of the dates thereof, under GAAP.

          4.16.2    Hampden Disclosure Schedule 4.16.2    sets forth a listing, as of the most recently available date (and in no event earlier than September 30, 2014), by account, of: (A) all loans (including loan participations) of Hampden Bank that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from Hampden Bank to any borrowers, customers or other parties during the past twelve (12) months wherein Hampden Bank has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified Hampden Bank during the past twelve (12) months of, or has asserted against Hampden or Hampden Bank, in each case in writing, any "lender liability" or similar claim, and, to the Knowledge of Hampden and Hampden Bank, each borrower, customer or other party which has given Hampden or Hampden Bank any oral notification of, or orally asserted to or against Hampden or Hampden Bank, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of September 30, 2014 are classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower's ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by Hampden or Hampden Bank as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. Hampden Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $50,000, provided that Hampden Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $50,000 that has been excluded.

          4.16.3  All loans receivable (including discounts) and accrued interest entered on the books of Hampden and Hampden Bank arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of Hampden's and Hampden Bank's respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of Hampden and Hampden Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by Hampden or Hampden Bank free and clear of any liens.

          4.16.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

        4.17    Related Party Transactions.

        Neither Hampden nor any Hampden Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of Hampden or any Hampden Subsidiary, except as described in Hampden's proxy statement dated September 26, 2014 distributed in connection with its annual meeting of stockholders to be held on November 4, 2014 or as set forth on Hampden Disclosure Schedule 4.17. All such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of Hampden or any Hampden Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither Hampden nor any Hampden Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

        4.18    Deposits.

        None of the deposits of Hampden Bank as of September 30, 2014 are a "brokered deposit" as defined in 12 C.F.R. Section 337.6(a)(2).

        4.19    Board Approval.

        The Board of Directors of Hampden determined that the Merger is in the best interests of Hampden and its stockholders, approved this Agreement, resolved to recommend approval of this Agreement by the holders of Hampden Common Stock, and directed that this Agreement be submitted to the holders of Hampden Common Stock for their approval. The Board of Directors of Hampden has taken all action so that BHLB and Berkshire Bank will not be an "interested stockholder" or prohibited from entering into or consummating a "business combination" with Hampden (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

        4.20    Registration Obligations.

        Neither Hampden nor any Hampden Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

        4.21    Risk Management Instruments.

        All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Hampden's own account, or for the account of one or more of Hampden's Subsidiaries or their customers, in force and effect as of October 31, 2014 (all of which are set forth in Hampden Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of Hampden and each Hampden Subsidiary, with counterparties believed to be financially responsible at the time; and to Hampden's and each Hampden Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of Hampden or such Hampden Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither

Hampden nor any Hampden Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

        4.22    Fairness Opinion.

        Hampden has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Sterne, Agee & Leach, Inc. to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Hampden pursuant to this Agreement is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        4.23    Intellectual Property.

        Hampden and each Hampden Subsidiary owns or, to Hampden's Knowledge, possesses the rights necessary (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment (except for license fees or other payments pursuant to commercially available off-the-shelf technology), and neither Hampden nor any Hampden Subsidiary has received any written notice of breach or conflict with respect thereto that asserts the rights of others. Hampden and each Hampden Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

        4.24    Duties as Fiduciary.

        Hampden Bank has, if required by virtue of any line of business in which it is or previously was engaged in a "fiduciary capacity," to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Hampden Bank has not received notice of any claim, allegation, or complaint from any Person that Hampden Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in Hampden's Financial Statements. For purposes of this Section 4.24, the term "fiduciary capacity" (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Hampden Bank's capacity with respect to individual retirement accounts or the Hampden Benefit Plans.

        4.25    Employees; Labor Matters.

          4.25.1  Hampden Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of Hampden and the Hampden Subsidiaries as of September 30, 2014: job location, job title, current annual base salary, year of hire and years of service.

          4.25.2  There are no labor or collective bargaining agreements to which Hampden or any Hampden Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of Hampden, threatened against Hampden or any Hampden Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of Hampden, threatened against Hampden or any Hampden Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Hampden, threatened against Hampden or any Hampden Subsidiary (other than routine employee grievances that are not related to union employees). Hampden and each Hampden Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither Hampden nor any Hampden Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

          4.25.3  To Hampden's Knowledge, all Persons who have been treated as independent contractors by Hampden or any Hampden Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

        4.26    Hampden Information Supplied.

        The information relating to Hampden and any Hampden Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        4.27    Securities Documents.

        Since January 1, 2011, Hampden has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings ("Hampden SEC Reports") required to be filed by it with the SEC. As of their respective dates, the Hampden SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the Hampden SEC Reports has been incorporated by reference, the Hampden SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. Hampden has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the Hampden SEC Reports.

        4.28    Internal Controls.

          4.28.1  The records, systems, controls, data and information of Hampden and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Hampden or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. Hampden and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Hampden has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act.

          4.28.2  Hampden's management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended June 30, 2014, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Hampden board: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

          4.28.3  Since June 30, 2011, (A) neither Hampden nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of Hampden or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or nay of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Hampden or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by Hampden or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors officers.

        4.29    Bank Owned Life Insurance.

        Hampden and each Hampden Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance ("BOLI") has been purchased. Hampden Bank has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. Hampden Disclosure Schedule 4.29 sets forth all BOLI owned by Hampden or any Hampden Subsidiary, a breakdown of the cash surrender values on each policy, the purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

        4.30    Stock Transfer Records.

        The Stock transfer books and records of Hampden are materially complete and accurate.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB

        BHLB represents and warrants to Hampden that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to Hampden on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of BHLB shall include the Knowledge of Berkshire Bank.

        5.1    Standard.

        Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms "material," "materially," "in all material respects," "Material Adverse Effect" or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Section 5.3 and 5.4 (other than Section 5.4.2(iii)) which shall be true and correct in all material respects.

        5.2    Organization.

          5.2.1  BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

          5.2.2  Berkshire Bank is a Massachusetts-chartered stock trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in Berkshire Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid when due. Berkshire Bank is a member in good standing of the FHLB and owns the requisite amount of FHLB stock as set forth on BHLB Disclosure Schedule 5.2.2.

          5.2.3  BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization. Each BHLB Subsidiary (other than Berkshire Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BHLB Subsidiary is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such qualification.

          5.2.4  The respective minute books of BHLB and Berkshire Bank accurately record all corporate actions of their respective stockholders and Boards of Directors (including committees).

          5.2.5  Prior to the date of this Agreement, BHLB has made available to Hampden true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and Berkshire Bank and each other BHLB Subsidiary.

        5.3    Capitalization.

          5.3.1  The authorized capital stock of BHLB consists of (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share ("BHLB Preferred Stock" and collectively with the BHLB Common Stock, the "BHLB Stock"). As of October 31, 2014, there were (i) 25,183,284 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,342,182 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding. Berkshire Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB. As of the date hereof, BHLB has outstanding options to acquire 283,364 shares of BHLB Common Stock at a weighted average exercise price of $20.63 per share. All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

          5.3.2  BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature. Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer's outstanding equity securities) and equity interests held in connection with the lending activities of Berkshire Bank, including stock in the FHLB.

          5.3.3  To BHLB's Knowledge, except as set forth on BHLB Disclosure Schedule 5.3.3, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

          5.3.4  No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB's stockholders may vote have been issued by BHLB and are outstanding.

        5.4    Authority; No Violation.

          5.4.1  BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHLB. This Agreement has been duly and validly executed and delivered by BHLB, and subject to the receipt of the Regulatory Approvals, the Hampden Stockholder Approval, and due and valid execution and delivery of this Agreement by Hampden, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, and subject, as to enforceability, to general principles of equity.

          5.4.2  (a) The execution and delivery of this Agreement by BHLB, and (b) subject to receipt of the Regulatory Approvals, and compliance by Hampden and BHLB with any conditions contained therein, the receipt of the Hampden Stockholder Approval, and compliance by Hampden with the terms and conditions of this Agreement, the consummation of the transactions contemplated hereby and compliance by BHLB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

        5.5    Consents.

        Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or "blue sky" laws, (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NYSE and (f) the approval of this Agreement by the Hampden Stockholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder or (y) the execution and delivery of the agreement and plan of merger in respect of the Bank Merger and the completion of the Bank Merger. BHLB has no reason to believe that (i) any Regulatory Approvals or other required consents or approvals will not be received or will include the imposition of any condition (financial or otherwise) or requirement that could reasonably be expected by BHLB to result in a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole, or Hampden and Hampden Bank, taken as a whole, or that (ii) any public body or authority having jurisdiction over the affairs of BHLB and Berkshire Bank, the consent or approval of which is not required or pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

        5.6    Financial Statements.

          5.6.1  The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders' equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

          5.6.2  BHLB has previously made available to Hampden the BHLB Financial Statements covering periods ended prior to the date hereof. The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Berkshire Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

          5.6.3  At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

        5.7    Taxes.

          5.7.1  Except as provided in this Agreement, neither BHLB nor any of its Subsidiaries or Affiliates has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

  BHLB and the BHLB Subsidiaries are members of the same affiliated group within the meaning of Code Section 1504(a). BHLB, on behalf of itself and its Subsidiaries, has timely filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States Federal Income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto). BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business. BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB. BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary. BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BHLB and the BHLB Subsidiaries have delivered to Hampden true and complete copies of all Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2011. Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any "reportable transaction," as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

        5.8    No Material Adverse Effect.

        Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since June 30, 2014 and, to BHLB's Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or is reasonably likely to have a Material Adverse Effect on BHLB.

        5.9    Ownership of Property; Insurance Coverage.

          5.9.1  Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, marketable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by an BHLB Subsidiary acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith. BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

          5.9.2  With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the case may be, has a lien or security interest (which to BHLB's Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

          5.9.3  BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. BHLB has made available to Hampden copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

        5.10    Legal Proceedings.

        Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries' businesses or, or after the

Effective Time, BHLB's or any of its Subsidiaries' businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

        5.11    Compliance with Applicable Law.

        Except as set forth on BHLB Disclosure Schedule 5.11:

          5.11.1  To BHLB's Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

          5.11.2  BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the approvals set forth in Section 8.3.

          5.11.3  For the period beginning January 1, 2011, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, bank holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary. Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to Berkshire Bank as to compliance with the CRA is "Satisfactory" or better.

          5.11.4  Berkshire Bank is, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FDIC, as amended from time to time. BHLB is, and immediately after the Effective Time will be, "well capitalized," as such term is defined in the rules and regulations promulgated by the FRB, as amended from time to time.

        5.12    Employee Benefit Plans.

          5.12.1  BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers' compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the "BHLB Benefit Plans"). BHLB has furnished or otherwise made available to Hampden true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (iv) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (v) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vi) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each BHLB Benefit Plan that may be subject to Section 409A of the Code ("BHLB Non-qualified Deferred Compensation Plan") has been maintained and operated in compliance with Section 409A of the Code.

          5.12.2  All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in all material respects in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

          5.12.3  Except as set forth on BHLB Disclosure Schedule 5.12.3, no "defined benefit plan" (as defined in Section 414(j) of the Code) has been maintained within the last six (6) years by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

          5.12.4  Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a "multiemployer plan" within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of

  Section 4201 of ERISA to any such "multiemployer plan." Neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code with respect to any BHLB Benefit Plan, and no event or condition exists that would reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or Berkshire Bank.

          5.12.5  BHLB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code ("COBRA"), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHLB's Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHLB's Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

          5.12.6  BHLB has not, with respect to any BHLB Benefit Plan, nor, to BHLB's Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any non-exempt prohibited transaction which would subject BHLB, any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

          5.12.7  Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB has no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.

          5.12.8  Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB from BHLB under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or would properly be characterized as an "excess parachute payment" under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or would, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

          5.12.9  The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.

          5.12.10  There is not, and has not been, any trust or fund maintained by or contributed to by BHLB or its employees to fund an employee benefit plan which would constitute a Voluntary

  Employees' Beneficiary Association or a "welfare benefit fund" within the meaning of Section 419(a) of the Code.

          5.12.11  No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened against any BHLB Benefit Plan (other than routine claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan or any fiduciary thereof.

        5.13    Brokers, Finders and Financial Advisors.

        Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O'Neill & Partners, L.P. by BHLB and the fee payable thereto. A true and correct copy of the engagement agreement with Sandler O'Neill & Partners, L.P., setting forth the fee payable to Sandler O'Neill & Partners, L.P. for its services rendered to BHLB in connection with the Merger and transactions contemplated by this Agreement is attached to BHLB Disclosure Schedule 5.13.

        5.14    Environmental Matters.

          5.14.1  Except as may be set forth in BHLB Disclosure Schedule 5.14, with respect to BHLB and each BHLB Subsidiary:

            (A)  To the Knowledge of BHLB and the BHLB Subsidiaries, each of BHLB and the BHLB Subsidiaries, and the BHLB Loan Properties (as defined in Section 5.14.2) are, and, in the last ten (10) years, have been, in material compliance with any Environmental Laws;

            (B)  Neither BHLB nor any BHLB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of BHLB and the BHLB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any BHLB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by BHLB, or any of the BHLB Subsidiaries;

            (C)  To the Knowledge of BHLB and the BHLB Subsidiaries, the properties currently owned or operated by BHLB or any BHLB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) do not contain any Materials of Environmental Concern in an amount, manner or condition requiring any notification, investigation, abatement, remediation or any response action under applicable Environmental Laws;

            (D)  To the Knowledge of BHLB and the BHLB Subsidiaries, there are no underground storage tanks on, in or under any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by BHLB or any of the BHLB Subsidiaries or any BHLB Loan Property except as in compliance with Environmental Laws; and

            (E)  During the period of (a) BHLB's or any of the BHLB Subsidiaries' ownership or operation of any of their respective current properties or (b) BHLB's or any of the BHLB Subsidiaries' holding of direct or indirect security interests in any BHLB Loan Property, to the

    Knowledge of BHLB and the BHLB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of BHLB and the BHLB Subsidiaries, prior to the period of (x) BHLB's or any of the BHLB Subsidiaries' ownership or operation of any of their respective current properties or (y) BHLB's or any of the BHLB Subsidiaries' holding of direct or indirect security interests in any BHLB Loan Property, there was no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties.

            (F)  Neither BHLB nor any other BHLB Subsidiary has conducted any environmental assessment or investigation during the past five (5) years (other than Phase II assessments which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any BHLB Loan Property.

          5.14.2  For purposes of this Section 5.14, "BHLB Loan Property" means any property in which BHLB or an BHLB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through an BHLB Loan Participation, and "BHLB Loan Participation" means a participation interest in a loan or other extension of credit other than by BHLB or an BHLB Subsidiary.

        5.15    BHLB Information Supplied.

        The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

        5.16    Securities Documents.

        Since January 1, 2011, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings ("BHLB SEC Reports") required to be filed by it with the SEC. As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the "BHLB Material Agreements").

        5.17    Internal Controls.

          5.17.1  The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

          5.17.2  BHLB's management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2013, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the Hampden Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

          5.17.3  Since December 31, 2011, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

        5.18    BHLB Common Stock.

        The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

        5.19    Available Funds

        Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.

        5.20    Berkshire Insurance Group, Inc.

        Berkshire Insurance, a Massachusetts insurance agency, and its Affiliates are in compliance with all laws, rules, and regulations applicable to Persons engaged in the insurance agency business. Neither Berkshire Insurance nor any of its Affiliates has been a party, directly or indirectly, to the placement of insurance which is unlawful. To the Knowledge of BHLB and Berkshire Insurance, no binder of insurance has been issued or sent to any Person by or on behalf of Berkshire Insurance unless and until the relevant risk was properly bound and all binders of insurance on the part of Berkshire Insurance are complete and accurate.

        5.21    Fairness Opinion.

        BHLB has received an opinion, a copy of which will be provided to Hampden promptly following the date of this Agreement, from Sandler O'Neill & Partners, L.P., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the stockholders of Hampden pursuant to this Agreement is fair to BHLB and its stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

        5.22    Board Approval.

        The Board of Directors of BHLB determined that the Merger is in the best interests of BHLB and its stockholders, approved this Agreement, resolved to recommend approval of this Agreement to the holders of BHLB Common Stock to the extent required, and directed that this Agreement be submitted to the holders of BHLB Common Stock for their approval. The Board of Directors of BHLB has taken all action so that Hampden and Hampden Bank will not be an "interested stockholder" or prohibited from entering into or consummating a "business combination" with BHLB (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

        5.23    Material Agreement; Defaults.

          5.23.1  Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither BHLB nor any BHLB Subsidiary is in material default under any BHLB Material Agreement by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

          5.23.2  Except as set forth in BHLB Disclosure Schedule 5.23.2, no BHLB Material Agreement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of BHLB or any BHLB Subsidiary or upon the occurrence of a subsequent event; (ii) requires BHLB or any BHLB Subsidiary to provide a benefit in the form of BHLB Common Stock or determined by reference to the value of BHLB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

        5.24    Loan Portfolio.

          5.24.1  The allowances for loan losses reflected in the notes to BHLB's audited consolidated statements of financial condition at December 31, 2013 and 2012 were, and the allowance for loan losses shown in the notes to the unaudited consolidated financial statements for periods ending after December 31, 2013 were, or will be, adequate, as of the dates thereof, under GAAP.

          5.24.2  BHLB Disclosure Schedule 5.24.2 sets forth a listing that as of September 30, 2014 are classified as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Watch list" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder.

          5.24.3  All loans receivable (including discounts) and accrued interest entered on the books of BHLB and Berkshire Bank arose out of bona fide arm's-length transactions, were made for good and valuable consideration in the ordinary course of BHLB's and Berkshire Bank's respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of BHLB and Berkshire Bank are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors' rights generally or by general principles of equity. All such loans are owned by BHLB or Berkshire Bank free and clear of any liens.

          5.24.4  The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

        5.25    Related Party Transactions.

          5.25.1  Neither BHLB nor any BHLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BHLB or any BHLB Subsidiary, except as set forth in BHLB Disclosure Schedule 5.25 or as described in BHLB's proxy statement dated April 1, 2014 distributed in connection with its annual meeting of stockholders held on May 8, 2014. Except as described in such proxy statement or in BHLB Disclosure Schedule 5.25, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of BHLB or any BHLB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BHLB nor any BHLB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

        5.26    Risk Management Instruments.

        All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BHLB's own account, or for the account of one or more of BHLB's Subsidiaries or their customers, in force and effect as of October 31, 2014 (all of which are set forth in BHLB Disclosure Schedule 5.26), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BHLB and each BHLB Subsidiary, with counterparties believed to be financially responsible at the time; and to BHLB's and each BHLB Subsidiary's Knowledge each of them constitutes the valid and legally binding obligation of BHLB or such BHLB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and is in full force and effect. Neither BHLB nor any BHLB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

        5.27    Duties as Fiduciary.

        Other than as set forth on BHLB Disclosure Schedule 5.27, Berkshire Bank has, if required by virtue of any line of business in which it is or previously was engaged in a "fiduciary capacity," to its Knowledge has performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. Berkshire Bank has not received notice of any claim, allegation, or complaint from any Person that Berkshire Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the BHLB Financial Statements. For purposes of this Section 5.27, the term "fiduciary capacity" (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude Berkshire Bank's capacity with respect to individual retirement accounts or the BHLB Benefit Plans.

        5.28    Employees; Labor Matters.

          5.28.1  There are no labor or collective bargaining agreements to which BHLB or any BHLB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary (other than routine employee grievances that are not related to union employees). BHLB and each BHLB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BHLB nor any BHLB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

          5.28.2  To BHLB's Knowledge, all Persons who have been treated as independent contractors by BHLB or any BHLB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

ARTICLE VI
COVENANTS OF HAMPDEN

        6.1    Conduct of Business.

          6.1.1    Affirmative Covenants.    During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, Hampden will, and it will cause each Hampden Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

          6.1.2    Negative Covenants.    Hampden agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing, it will not, and it will cause each of the Hampden Subsidiaries not to:

            (A)  take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

            (B)  change or waive any provision of its certificate of incorporation (or articles of organization or articles of association in the case of Hampden Bank) or bylaws, except as required by law;

            (C)  change the number of authorized or issued shares of its capital stock, issue any shares of Hampden Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the Hampden Equity Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that Hampden (i) may issue shares of Hampden Common Stock upon the valid exercise, in accordance with the information set forth in Hampden Disclosure Schedule 4.3.1, of presently outstanding Hampden Stock Options issued under the Hampden Equity Incentive Plan, (ii) may permit the vesting of awards previously made under the Hampden Equity Incentive Plan, (iii) shall continue to declare and pay regular quarterly cash dividends of no more than $0.08 per share with payment and record dates consistent with past practice (provided that the declaration of the last quarterly dividend by Hampden prior to the Effective Time and the payment thereof shall be coordinated with BHLB so that holders of Hampden Common Stock do not receive dividends on both Hampden Common Stock and BHLB Common Stock received in the Merger in respect of such quarter or fail to receive a dividend on at least one of the Hampden Common Stock or BHLB Common Stock received in the Merger in respect of such quarter) and (iv) any Hampden Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

            (D)  enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any settlement agreement with respect to litigation) in excess of $100,000, except as contemplated by this Agreement;

            (E)  make application for the opening or closing of any, or open or close any, branch or automated banking facility;

            (F)  grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as required by applicable law, (ii) as may be required pursuant to commitments existing on the date hereof, (iii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate, or (iv) as otherwise contemplated by this Agreement. Neither Hampden nor any Hampden Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000; provided, however, that that neither Hampden nor any Hampden Subsidiary shall hire any new employee without first seeking to fill any position internally. Neither Hampden nor or any Hampden Subsidiary shall pay expenses of any employee or director for attending conventions held after the date hereof;

            (G)  except as set forth on Hampden Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice;

            (H)  merge or consolidate Hampden or any Hampden Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of Hampden or any Hampden Subsidiary; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between Hampden or Hampden Bank and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice and in keeping with prevailing competitive rates; permit the revocation or surrender by Hampden Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office;

            (I)   sell or otherwise dispose of any asset of Hampden or of any Hampden Subsidiary other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of Hampden or of any Hampden Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in "federal funds" and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

            (J)   change its method, practice or principle of accounting, except as may be required from time to time by GAAP (without regard to any optional early adoption date) or regulatory accounting principles or by any Bank Regulator responsible for regulating Hampden or Hampden Bank;

            (K)  waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which Hampden or any Hampden Subsidiary is a party;

            (L)  purchase any securities except securities (i) rated "A" or higher by either Standard & Poor's Ratings Services or Moody's Investors Service, (ii) having a face amount in the aggregate of not more than $500,000, (iii) with a duration of not more than five (5) years and (iv) otherwise in the ordinary course of business consistent with past practice;

            (M) except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on Hampden Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $100,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $100,000 that have been excluded from the schedule), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $5.0 million for commercial loans, $500,000 for residential loans and $100,000 for home equity loans or lines of credit, (ii) that involves an exception to policy or (iii) other than as qualified in subsection (i) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac; provided that BHLB shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if BHLB does not object to any such proposed loan within three business days of receipt by BHLB of a request by Hampden to exceed such limit along with all financial or other data that BHLB may reasonably request in order to evaluate such loan;

            (N)  enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

            (O)  enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest;

            (P)   except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

            (Q)  make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

            (R)  except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any Hampden Benefit Plan;

            (S)   make any capital expenditures in excess of $25,000 individually or $50,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on Hampden Disclosure Schedule 6.1.2(S) which includes the budget for each such pre-existing commitment.

            (T)  purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

            (U)  except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;

            (V)  undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by Hampden or any Hampden Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

            (W) pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

            (X)  foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property identifies any Recognized Environmental Conditions (as that term is used in Phase I environmental assessments), providing notice to BHLB thereof prior to final sale;

            (Y)  purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

            (Z)  issue any broadly distributed communication of a general nature to employees (including general communications relating to benefits and compensation) without prior consultation with BHLB and, to the extent relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

            (AA)  make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling; or

            (BB)  enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

        6.2    Subsidiaries.

        Hampden shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

        6.3    Current Information.

          6.3.1  During the period from the date of this Agreement to the Effective Time, Hampden will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding Hampden's operations at such times as BHLB may reasonably request. Hampden will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving Hampden or any Hampden Subsidiary. Without limiting the foregoing, senior officers of BHLB and Hampden shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of Hampden and the Hampden Subsidiaries, and Hampden shall give due consideration to BHLB's input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor Berkshire Bank shall under any circumstance be permitted to exercise control of Hampden or any Hampden Subsidiary prior to the Effective Time.

          6.3.2  Hampden and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of Hampden to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by Hampden of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by Hampden in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Hampden shall not be obligated to take any such action prior to the Effective Time and, unless Hampden otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. BHLB and Berkshire Bank shall indemnify Hampden for any reasonable out-of-pocket fees, expenses, or charges that Hampden or any Hampden Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion.

          6.3.3  Hampden shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term "nonperforming assets," for purposes of this subsection, means (i) loans that are "troubled debt restructuring" as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, Hampden shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. Hampden will promptly prepare and provide BHLB with the minutes of all Hampden and Hampden Bank officer and director loan committee meetings.

          6.3.4  Hampden shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of Hampden or any Hampden Subsidiary under any labor or employment law.

        6.4    Access to Properties and Records.

        Subject to Section 11.1, Hampden shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the Hampden Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that Hampden reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that Hampden shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in Hampden's reasonable judgment, would interfere with the normal conduct of Hampden's business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. Hampden shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes. BHLB shall use commercially reasonable efforts to minimize any interference with Hampden's regular business operations during any such access to Hampden's property, books and records. Hampden and each Hampden Subsidiary shall permit BHLB, at BHLB's expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by Hampden or any Hampden Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by Hampden or any Hampden Subsidiary.

        6.5    Financial and Other Statements.

          6.5.1  Promptly upon receipt thereof, Hampden will furnish to BHLB copies of each annual, interim or special audit of the books of Hampden and the Hampden Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to Hampden by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of Hampden and the Hampden Subsidiaries made by such accountants.

          6.5.2  As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, Hampden will deliver to BHLB the Hampden Regulatory Report filed by Hampden or Hampden Bank. Within twenty-five (25) days after the end of each month, Hampden Bank will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

          6.5.3  Hampden shall permit BHLB to review substantially final drafts of its quarterly and annual reports on Forms 10-Q and 10-K, respectively, at least two (2) Business Days prior to the date such documents are filed with the SEC. Hampden promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of Hampden or Hampden Bank.

          6.5.4  With reasonable promptness, Hampden will furnish to BHLB such additional financial data that Hampden possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

        6.6    Maintenance of Insurance.

        Hampden shall use commercially reasonable efforts to maintain, and to cause the Hampden Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by Hampden and the Hampden Subsidiaries as of the date of this Agreement and set forth in Hampden Disclosure Schedule 4.10.3. Hampden will promptly inform BHLB if Hampden or any Hampden Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

        6.7    Disclosure Supplements.

        From time to time prior to the Effective Time, Hampden will promptly supplement or amend the Hampden Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such Hampden Disclosure Schedule or which is necessary to correct any information in such Hampden Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such Hampden Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

        6.8    Consents and Approvals of Third Parties.

        Hampden shall use its commercially reasonable efforts, and shall cause each Hampden Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

        6.9    All Reasonable Efforts.

        Subject to the terms and conditions herein provided, Hampden agrees to use, and agrees to cause each Hampden Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

        6.10    Failure to Fulfill Conditions.

        In the event that Hampden determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.

        6.11    No Solicitation.

          6.11.1  From and after the date hereof until the termination of this Agreement, neither Hampden, nor any Hampden Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates including, without limitation, any investment banker, attorney or accountant retained by Hampden or any of the Hampden Subsidiaries (collectively,

  "Representatives"), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.11.4), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and Hampden shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which Hampden or any of its Subsidiaries or any of their respective officers, directors or employees, or, to Hampden's Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of Hampden may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of Hampden from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the time of the vote to approve this Agreement at the Hampden Stockholder Meeting, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.11 by Hampden, and (B) the Board of Directors of Hampden or any appropriate committee thereof has determined in its good faith judgment, after consultation with Hampden's financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to result in a transaction more favorable to Hampden stockholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and the likelihood of consummation of such Acquisition Proposal) (such proposal that satisfies clauses (A) and (B) being referred to herein as a "Superior Proposal"); provided, however, that nothing contained in this Agreement shall prohibit Hampden and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.11, (ii) contacting any Person solely to clarify the terms and conditions of an Acquisition Proposal, (iii) issuing a "stop-look-and-listen communication" pursuant to Rule 14d-9(f) or taking and disclosing to its stockholders a position as required by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act or (iv) otherwise disclosing any information to its stockholders that the Hampden Board of Directors determines in good faith (after consultation with its outside legal counsel) that (i) it is required to disclose to Hampden's stockholders under applicable law, or (ii) for the Board of Directors to comply with its fiduciary duties under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.13. Hampden shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with Hampden or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.

          6.11.2  "Acquisition Proposal" shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving Hampden or any of its Subsidiaries: (i) any merger, consolidation, share exchange, business combination, or other similar transactions; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of Hampden and the Hampden Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of Hampden or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

          6.11.3  Notwithstanding the foregoing, if at any time prior to the Hampden Stockholder Meeting, Hampden receives an Acquisition Proposal that the Board of Directors of Hampden concludes in good faith, after consultation with its outside legal counsel and financial advisors, constitutes a Superior Proposal, and the Board of Directors of Hampden determines in good faith (after consultation with outside legal counsel) that entry into a definitive agreement with respect to such Superior Proposal would be required to comply with the fiduciary duties of the Board of Directors of Hampden under applicable Laws, the Board of Directors of Hampden may enter into a definitive agreement with respect to such Superior Proposal and terminate this Agreement; provided, however that such action may not occur until after (A) the third Business Day following BHLB's receipt of written notice from Hampden that the Board of Directors of Hampden is prepared to take such action (which notice will specify the material terms of the applicable Acquisition Proposal), and (B) at the end of such period, the Board of Directors of Hampden determines in good faith, after taking into account all amendments or revisions irrevocably committed to by BHLB and after consultation with Hampden's outside legal counsel and financial advisors, that such Acquisition Proposal remains a Superior Proposal. During any such three Business Day period (the "Notice Period"), BHLB shall be entitled to deliver to Hampden one or more counterproposals to such Acquisition Proposal and Hampden will, and cause its Representatives to, negotiate with BHLB in good faith (to the extent BHLB desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Proposal.

        6.12    Reserves and Merger-Related Costs.

        Prior to the Effective Time, each of Hampden and its Subsidiaries shall, consistent with GAAP, the rules and regulations of the SEC and applicable U.S. banking laws and regulations, modify or change its loan, OREO, accrual, reserve, tax, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with that of BHLB, provided, however, that no such modifications or changes need be made prior to the satisfaction of the conditions set forth in Sections 9.1.1 and 9.1.3; provided further, that in any event, no accrual or reserve made by Hampden or any of its Subsidiaries pursuant to this Section 6.12 shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, agreement, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred. The recording of any such adjustments shall not be deemed to imply any misstatement of previously furnished financial statements or information and shall not be construed as concurrence of Hampden or its management with any such adjustments.

        6.13    Board of Directors and Committee Meetings.

        Following the receipt of the Hampden Stockholder Approval and all Regulatory Approvals (without regard to any waiting periods associated therewith), Hampden and the Hampden Subsidiaries shall permit two (2) representatives of BHLB to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers (together, the "BHLB Observers"), provided that neither Hampden nor any Hampden Subsidiary shall be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal, regulatory or Nasdaq requirement.

        6.14    ESOP Loan.

        In no event later than five (5) Business Days prior to the Effective Time, Hampden shall cause the Hampden ESOP trustee to repay in full the outstanding indebtedness of the Hampden ESOP, subject to the terms of the Hampden ESOP, by delivering a sufficient number of unallocated shares of Hampden Common Stock to Hampden, subject to and in accordance with applicable law. No later than the occurrence of the Effective Time, all remaining shares of Hampden Common Stock held by the Hampden ESOP shall be converted into the right to receive the Merger Consideration. The Hampden ESOP account balances shall not be distributed to Hampden ESOP participants unless the Hampden ESOP has received a favorable determination letter from the IRS. Hampden and, following the Effective Time, BHLB, will adopt such amendments to the Hampden ESOP to effect the provisions of this Section 6.14.

        6.15    Hampden Bank Charitable Foundation

        Hampden agrees to recommend to the Board of Directors of the Hampden Bank Charitable Foundation ("Hampden Foundation") that the current Board of Directors of the Hampden Foundation resign as of the Closing and that the Hampden Foundation Board consist of BHLB representatives ("BHLB Foundation Representatives") as of Closing. Such BHLB Foundation Representatives shall be the same individuals that serve on the Board of Directors of the Berkshire Bank Foundation, Inc. In addition, Hampden agrees to recommend to the Hampden Foundation that Glenn Welch and Thomas Burton be appointed to the Board of Directors of the Hampden Foundation as of Closing.

        6.16    401(k) Plan Termination.

        If requested by BHLB in writing prior to the Effective Time, and subject to the occurrence of the Effective Time, Hampden shall cause to be adopted prior to the Closing Date resolutions of the Board of Directors of Hampden and any necessary amendments to cease all contributions to any and all 401(k) plans maintained or sponsored by Hampden or any of its Subsidiaries (collectively, the "401(k) Plans"), and to prohibit the entry of new participants to the 401(k) Plans as of the day preceding the Closing Date, or to terminate the 401(k) Plans as of the day preceding the Closing Date. In the sole discretion of BHLB, the 401(k) Plans may be merged into the BHLB 401(k) Plan or terminated immediately prior to the Effective Time. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. Hampden shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of Hampden and shall fully comply with such resolutions and any necessary amendments. If, in accordance with this Section 6.16, BHLB requests in writing that Hampden freeze entry of new participants into the 401(k) Plans, or terminate the 401(k) Plans, Hampden shall take such actions as BHLB may reasonably require in furtherance of the assumption of the 401(k) Plans by BHLB, including, but not limited to, adopting such amendments to the 401(k) Plans as may be necessary to effect such assumption or termination.

ARTICLE VII
COVENANTS OF BHLB

        7.1    Conduct of Business.

          7.1.1    Affirmative Covenants.

            (A)  During the period from the date of this Agreement to the Effective Time, except with the written consent of Hampden, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises;

    and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles or organization in the case of Berkshire Bank) or bylaws in any way adverse to the rights of the Hampden stockholders, except as required by law; (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

            (B)  Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

        7.2    Disclosure Supplements.

        From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

        7.3    Consents and Approvals of Third Parties.

        BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

        7.4    Reasonable Best Efforts.

        Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

        7.5    Employee Benefits.

          7.5.1    Definition.    "Benefit Plan Determination Date" for purposes of this Section shall mean that date selected by BHLB and consented to by Hampden, which consent shall not be withheld unreasonably, with respect to each Hampden Benefit Plan to be maintained, frozen, terminated or replaced with a similar plan or program provided by BHLB or Berkshire Bank (as used in this Section, BHLB and Berkshire Bank are collectively referred to as "BHLB") to other employees similarly situated; provided, that, the definition of "Benefit Plan Determination Date" shall be consistent with the premise that the compensation, employee benefits and terms and conditions of employment that are provided by BHLB after the Closing Date to Continuing Hampden Employees shall be no less favorable than those provided by BHLB to similarly situated employees of BHLB.

          7.5.2    General Rule: Parity in Benefits; No Gaps; Credit for Service with Hampden.    BHLB shall provide (or shall cause to be provided by a Subsidiary of BHLB) to all individuals who are employees of Hampden or any Hampden Subsidiary at the Closing Date and who remain so employed immediately following the Effective Time (the "Continuing Hampden Employees"), from and after the Closing Date, compensation, employee benefits and terms and conditions of employment, and within a reasonable period after the Closing Date, but not before the applicable Benefit Plan Determination Date, employee benefits that are, in each case, substantially similar to those provided by BHLB to similarly situated employees of BHLB. Notwithstanding any of the foregoing to the contrary, none of the provisions contained herein shall (i) operate to duplicate any benefit provided to any Continuing Hampden Employees or the funding of any such benefit, (ii) be construed to limit the ability of BHLB to review employee benefit plans, programs and arrangements from time to time, to make such changes as BHLB deems appropriate in its sole and absolute discretion or to terminate such employee benefit plans, programs and arrangements provided that no such action not otherwise required by this Agreement shall discriminate against Continuing Hampden Employees relative to similarly situated employees of BHLB, (iii) create third party rights against BHLB. BHLB will cause its insurance providers to waive all pre-existing condition limitations and proof of insurability provisions (to the extent such limitations and provisions did not apply to a pre-existing condition under Hampden's equivalent plan) and eligibility waiting periods under such plans that would otherwise be applicable to newly-hired employees for all Continuing Hampden Employees; provided that nothing in this sentence shall limit the ability of BHLB to amend or enter into new or different employee benefit plans or arrangements provided such plans or arrangements treat the Continuing Hampden Employees in a substantially similar manner as employees of BHLB are treated. BHLB will cause its insurance providers to honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the Continuing Hampden Employees and their covered dependents during the portion of the plan year prior to the relevant Benefit Plan Determination Date. Under all BHLB Benefit Plans, service with Hampden or a Hampden Subsidiary shall be deemed to be service with BHLB for eligibility and vesting purposes only, but not for purposes of benefit accrual under any defined benefit pension plan.

          7.5.3    BHLB 401(k) Plan Participation.    Each Continuing Hampden Employee shall be eligible to participate in BHLB's 401(k) plan on the day after the Benefit Plan Determination Date for the Hampden 401(k) Plans. All rights to participate in BHLB's 401(k) Plan are subject to BHLB's right to amend or terminate BHLB's 401(k) plan in its sole and absolute discretion and are subject to the terms of BHLB's 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan.

          7.5.4    Employee Stock Ownership Plan.    BHLB agrees to take all such actions related to the Hampden ESOP as stated in Section 6.14 of this Agreement.

          7.5.5    Welfare Benefits.    Each Continuing Hampden Employee who remains employed on the Benefit Plan Determination Date shall be eligible to participate in group hospitalization, medical, dental, life, disability and other welfare benefit plans and programs available to similarly-situated employees of BHLB, subject to the terms of such plans and programs, and subject to complying with eligibility requirements of the respective plans and programs. With respect to any welfare benefit plan or program of Hampden that BHLB determines, in its sole and absolute discretion, provides benefits of the same type or class as a corresponding plan or program maintained by BHLB, BHLB shall, unless materially financially burdensome or resulting in an excise tax payable by BHLB under Code Section 4980D, continue such Hampden plan or program in effect for the benefit of the Continuing Hampden Employees until the later of the open enrollment period with respect to the year following the year in which the Merger occurs or each Continuing Hampden Employee becomes eligible to become participants in the corresponding benefit plan or program maintained by BHLB (and, with respect to any such plan or program, subject to complying with eligibility requirements and subject to the right of BHLB to terminate or amend such plan or program) so that each Continuing Hampden Employee employed by BHLB has no gap in coverage under any hospitalization, medical, dental, life, disability or other welfare plan or program. For purposes of all employee welfare benefit plans, programs and agreements maintained by or contributed to by BHLB, BHLB shall treat, and in the case of an insured plan, shall cause the providers of each such plan, program or arrangement to treat the service with Hampden prior to the Closing Date of any Continuing Hampden Employee (to the same extent such service is recognized under analogous plans, programs or arrangements of Hampden prior to the Closing) as service rendered to BHLB for all purposes; provided, however, that such crediting of service shall not operate to duplicate any benefit or the funding of such benefit available to any Continuing Hampden Employee. Persons who were employed by Hampden or any Affiliate and who were entitled to continue health coverage under COBRA or any similar state law shall continue to be entitled to COBRA coverage and coverage under similar state law under the Hampden Benefit Plans that are health plans and, in the event of a termination of such plans, BHLB shall continue to provide COBRA coverage.

          7.5.6    Paid Time Off Programs.    BHLB will give each Continuing Hampden Employee credit, for purposes of BHLB's vacation and/or other paid leave benefit programs, for such Continuing Hampden Employees' accrued and unpaid vacation and/or paid leave balance with Hampden as of the Closing Date.

          7.5.7    BHLB to Honor Agreements.    Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, salary continuation agreements, split dollar agreements, severance agreements, deferred compensation agreements, consulting agreements and supplemental retirement plans that Hampden has with its current and former employees and current and former directors which have been identified in Hampden Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties. Prior to the execution of this Agreement, BHLB shall provide an executive compensation proposal to each of the executives named in Hampden Disclosure Schedule 4.9.1 whose agreements will be amended, revised or superseded, which shall set forth the method in which his or her rights under the specified agreements will be amended, revised or superseded in the event such individuals are entitled to payment or benefits. BHLB shall make the payments, or direct Hampden to make the payments, required under the agreements, as amended, revised or superseded.

        Except for the agreements described in the preceding sentences of this Section 7.5.7 and except as otherwise provided in this Agreement, subject to and following the occurrence of the Effective Time, the Hampden Benefit Plans shall, in the sole and absolute discretion of BHLB, be frozen, terminated or merged into comparable plans of BHLB, effective at such time as BHLB shall determine in its sole and absolute discretion.

          7.5.8    No Guarantee of Employment.    Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of Hampden as of the Closing Date. Each Person who is an employee of Hampden as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under change of control arrangements, shall be entitled to severance benefits pursuant to BHLB's current severance practice as described in BHLB Disclosure Schedule 7.5.8.

          7.5.9    Offer of Employment.    BHLB will offer Messrs. Welch, Kettles and Ms. Corthell an officer level position with BHLB

          7.5.10    Retention Pool.    BHLB shall establish a retention pool providing for retention bonuses to be paid to employees of Hampden prior to or following the Closing Date.

          7.5.11    Worker Adjustment and Retraining Notification Act.    If requested by BHLB, Hampden shall take all such actions as BHLB may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 ("WARN Act") and any state specific WARN Act statutes, including providing notices to Hampden's employees.

        7.6    Directors and Officers Indemnification and Insurance.

          7.6.1  Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors' and officers' liability) of Hampden's existing directors' and officers' insurance policies, and (ii) Hampden's existing fiduciary liability insurance policies, in each case for a claims reporting or discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as Hampden's current insurance carrier with respect to directors' and officers' liability insurance and fiduciary liability insurance (collectively, "D&O Insurance" and such insurance carrier, the "Insurance Carrier") with terms, conditions, retentions and limits of liability that are at least as favorable as Hampden's existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such "tail" policy a premium amount in excess of an amount equal to 300% of the annual premiums paid by Hampden for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, Hampden agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

          7.6.2  In addition to Section 7.6.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to Hampden under DGCL and the Hampden Certificate of Incorporation and Bylaws (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of Hampden or any Hampden Subsidiary (the "Indemnified Parties") against all losses, claims, damages, costs, expenses (including attorneys' fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a "Claim") in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time and will pay all costs and expenses (including reasonable fees and expenses of counsel) as they are incurred in connection with any such Claim. Any Indemnified Party wishing to claim indemnification or advancement under this Section 7.6.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure materially prejudices BHLB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any

  Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent required due to conflicts of interest as described above, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

          7.6.3  In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.6.

          7.6.4  The obligations of BHLB provided under this Section 7.6 are intended to be enforceable against BHLB directly by any of the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

        7.7    Stock Listing.

        BHLB agrees to file a notification form for the listing on the NYSE (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

        7.8    Reservation of Stock.

        BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

        7.9    Communications to Hampden Employees; Training

        BHLB and Hampden agree that as promptly as practicable following the execution of this Agreement, meetings with employees of Hampden and the Hampden Subsidiaries shall be held at such locations as BHLB and Hampden shall mutually agree, provided that representatives of Hampden shall be permitted to attend such meetings. BHLB and Hampden shall mutually agree in advance as to the scope and content of all communications to the employees of Hampden and the Hampden Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of Hampden and the Hampden Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of Hampden shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the Hampden Stockholder Approval necessary for the consummation of the Merger and Bank Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as Hampden may agree, with the employees of Hampden and the Hampden Subsidiaries and may conduct such training seminars at any branch location of Hampden Bank; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with Hampden Bank's normal business operations.

        7.10    Current Information.

        During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of Hampden to inform Hampden regarding

BHLB's operations at such times as Hampden may reasonably request. BHLB will promptly notify Hampden of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.

        7.11    Access to Properties and Records.

        Subject to Section 11.1, BHLB shall permit Hampden access upon reasonable notice and at reasonable times to its properties and those of the BHLB Subsidiaries, and shall disclose and make available to Hampden during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors' and stockholders' meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BHLB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which Hampden may have a reasonable interest; provided, however, that BHLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BHLB's reasonable judgment, would interfere with the normal conduct of BHLB's business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BHLB shall provide and shall request its auditors to provide Hampden with such historical financial information regarding it (and related audit reports and consents) as Hampden may reasonably request for Securities Law disclosure purposes. Hampden shall use commercially reasonable efforts to minimize any interference with BHLB's regular business operations during any such access to BHLB's property, books and records. BHLB and each BHLB Subsidiary shall permit Hampden, at Hampden's expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by BHLB or any BHLB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BHLB or any BHLB Subsidiary.

        7.12    Financial and Other Statements.

          7.12.1  Promptly upon receipt thereof, BHLB will furnish to Hampden copies of each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BHLB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by such accountants.

          7.12.2  As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, BHLB will deliver to Hampden the BHLB Regulatory Report filed by BHLB or Berkshire Bank. Within twenty-five (25) days after the end of each month, Berkshire Bank will deliver to Hampden a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

          7.12.3  BHLB promptly will advise upon receipt and permit review by Hampden of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of BHLB or Berkshire Bank.

        7.13    New Members.

        Prior to the Closing, each of BHLB and Berkshire Bank shall, to the extent necessary, increase by the sufficient number of directors constituting the entire Boards of Directors of BHLB and Berkshire Bank, respectively, effective as of and contingent upon the occurrence of the Effective Time, and by a vote of a majority of the directors then in office of each of BHLB and Berkshire Bank, BHLB and Berkshire Bank shall duly elect the New Members to fill such vacancies and thereby become a director of BHLB and Berkshire Bank, effective as of and contingent upon the occurrence of the Effective Time. Subject to the requirements of BHLB's Certificate of Incorporation and Bylaws relating to the relative number of directors in each class, one New Member shall become a member of the class of BHLB's and Berkshire Bank's Boards of Directors that has the longest time remaining until its directors' terms expire and the other New Member shall become a member of the class of BHLB's and Berkshire Bank's Boards of Directors that has the second longest time remaining until its directors' terms expire.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

        8.1    Meeting of Stockholders.

          8.1.1.  Hampden will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its stockholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of approving this Agreement (the "Hampden Stockholders Meeting"), except as otherwise provided in this section, (ii) in connection with the solicitation of proxies with respect to the Hampden Stockholders Meeting, have its Board of Directors recommend approval of this Agreement to the Hampden stockholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters. The Board of Directors of Hampden may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that such action is required to comply with its fiduciary duties under applicable law ("Hampden Change of Recommendation").

        8.2    Proxy Statement-Prospectus; Merger Registration Statement.

          8.2.1  For the purposes (i) of registering BHLB Common Stock to be offered to holders of Hampden Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the Hampden Stockholders Meeting, BHLB shall draft and prepare, and Hampden shall cooperate in the preparation of, the Merger Registration Statement, including a joint proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such joint proxy statement/prospectus in the form mailed by Hampden to the Hampden stockholders, together with any and all amendments or supplements thereto, being herein referred to as the "Proxy Statement-Prospectus"). BHLB shall provide Hampden and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BHLB and Hampden shall use reasonable best efforts to cause the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, to comply in all material respects in form and substance with the rules and regulations promulgated by the SEC and to respond promptly to and comments of the SEC or its staff with respect to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be. Each of BHLB and Hampden shall furnish all information concerning themselves and their Subsidiaries, as applicable, as the other parties may reasonably request in connection with the preparation of the Merger Registration Statement or which may be required under applicable Law. Each party shall promptly notify the other parties upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, shall consult with the other parties prior to responding to any such comments or requests or filing any amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, and shall provide the other parties with copies of all correspondence between such party and its Representatives on the one hand and the SEC and its staff of the other hand. Each of BHLB and Hampden shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and Hampden and BHLB (if required) shall thereafter promptly mail the Proxy Statement-Prospectus to their respective stockholders. BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or "blue sky" permits and approvals required to carry out the transactions contemplated by this Agreement, and Hampden shall furnish all information concerning Hampden and the holders of Hampden Common Stock as may be reasonably requested in connection with any such action. If BHLB or Hampden become aware of any information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Merger Registration Statement or Proxy Statement/Prospectus, as the case may be, then such party, as the case maybe, shall promptly inform the other parties thereof and shall cooperate with such other parties in filing such amendment or supplement with the SEC and, if appropriate, in mailing such amendment or supplement to the Stockholders. Notwithstanding anything to the contrary stated above, prior to filing and mailing, as applicable, the Merger Registration Statement or Proxy Statement/Prospectus (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the party responsible for filing or mailing such document shall provide the other parties a reasonable opportunity to review and comment on such document or response and shall discuss with the other parties and include in such document or response, comments reasonably and promptly proposed by the other parties. BHLB will advise Hampden, promptly after BHLB receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of BHLB Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

          8.2.2  BHLB shall, as soon as practicable but in no event later than December 31, 2014, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHLB will advise Hampden promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide Hampden with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as Hampden may reasonably request.

          8.2.3  Hampden and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, Hampden shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and Hampden and BHLB shall mail an amended Proxy Statement-Prospectus to their respective stockholders.

        8.3    Regulatory Approvals.

        Each of Hampden and BHLB will cooperate with the other and use reasonable efforts to promptly prepare and file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the FDIC, the FRB, the Department of Justice and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement. Hampden and BHLB will furnish each other and each other's counsel with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of Hampden or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger, Bank Merger and the other transactions contemplated by this Agreement. Hampden shall have the right to review and approve in advance all information relating to Hampden and any Hampden Subsidiary set forth in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, Hampden and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of Hampden and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement; provided, however, that BHLB shall not be required to comply with any such condition that would result in a Material Adverse Effect on BHLB or Hampden.

ARTICLE IX
CLOSING CONDITIONS

        9.1    Conditions to Each Party's Obligations under this Agreement.

        The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

          9.1.1    Stockholder Approval.    This Agreement and each transaction contemplated hereby requiring stockholder approval by stockholders of Hampden shall have been approved and adopted by the requisite votes of the stockholders of Hampden.

          9.1.2    Injunctions.    None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

          9.1.3    Regulatory Approvals.    All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

          9.1.4    Effectiveness of Merger Registration Statement.    The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock in the Merger is subject to the state securities or "blue sky" laws of any state, shall not be subject to a stop order of any state securities commissioner.

          9.1.5    NYSE Listing.    BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger.

        9.2    Conditions to the Obligations of BHLB under this Agreement.

        The obligations of BHLB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

          9.2.1    Representations and Warranties.    Each of the representations and warranties of Hampden set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and Hampden shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of Hampden as of the Effective Time.

          9.2.2    Agreements and Covenants.    Hampden and each Hampden Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of Hampden by the Chief Executive Officer and Chief Financial Officer of Hampden to such effect dated as of the Effective Time.

          9.2.3    Permits, Authorizations, Etc.    Hampden and the Hampden Subsidiaries shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on either Hampden or BHLB.

          9.2.4    No Material Adverse Effect.    There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of Hampden and the Hampden Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on Hampden.

          9.2.5    Tax Opinion.    BHLB shall have received an opinion of Luse Gorman Pomerenk & Schick, P.C., counsel to BHLB, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Hampden and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

          9.2.6    Regulatory Conditions.    No Regulatory Approval required for consummation the Merger and Bank Merger shall include any condition or requirement that would result in a Material Adverse Effect on BHLB or Hampden.

        9.3    Conditions to the Obligations of Hampden under this Agreement.

        The obligations of Hampden under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.6 at or prior to the Closing Date:

          9.3.1    Representations and Warranties.    Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to Hampden a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.

          9.3.2    Agreements and Covenants.    BHLB and Berkshire Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and Hampden shall have received a certificate signed on behalf of BHLB by the Chief Executive Officer and Chief Financial Officer of BHLB to such effect dated as of the Effective Time.

          9.3.3    Permits, Authorizations, Etc.    BHLB and Berkshire Bank shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the Bank Merger, the failure of which to obtain would have a Material Adverse Effect on BHLB and Berkshire Bank, taken as a whole.

          9.3.4    No Material Adverse Effect.    There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

          9.3.5    Tax Opinion.    Hampden shall have received an opinion of Goodwin Procter LLP, counsel to Hampden, dated the Closing Date, to the effect that the Merger will constitute a reorganization under Section 368(a) of the Code. In rendering its opinion, such counsel may require and rely upon customary representations contained in certificates of officers of BHLB, Hampden and their respective Subsidiaries, reasonably satisfactory in form and substance to such counsel.

ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

        10.1    Termination.

        This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the stockholders of Hampden and, if required, the stockholders of BHLB (except as otherwise indicated below):

          10.1.1  At any time by the mutual written agreement of BHLB and Hampden;

          10.1.2  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by Hampden) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB);

          10.1.3  By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by Hampden) or Section 9.3.2 (in the case of a breach of covenant by BHLB);

          10.1.4  At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and Hampden; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party's material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

          10.1.5  By either party, if the stockholders of Hampden shall have voted at the Hampden Stockholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

          10.1.6  By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties' obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, or (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

          10.1.7  By the Board of Directors of BHLB if any of the following conditions are satisfied: (i) Hampden has received a Superior Proposal and the Board of Directors of Hampden has entered into an acquisition agreement with respect to the Superior Proposal in accordance with the provisions of Section 6.11, or (ii) either (x) the Board of Directors of Hampden submits this Agreement to its stockholders without a recommendation for approval or (y) a Hampden Change of Recommendation shall have occurred.

          10.1.8  By the Board of Directors of Hampden if Hampden has received a Superior Proposal and the Board of Directors of Hampden has made a determination to accept such Superior Proposal and complied with the provisions of Section 6.11.

          10.1.9.  By the Board of Directors of Hampden if it so determines by a majority vote of the members of the entire Board of Directors of Hampden, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

          (A)  The number obtained by dividing the Average Closing Price by the Starting Price (as defined below) (the "BHLB Ratio") shall be less than 0.80; and

          (B)  (x) the BHLB Ratio shall be less than (y) the number obtained by dividing the Final Index Price by the Index Price on the Starting Date (each as defined below) and subtracting 0.20 from the quotient in this clause (B) (y) (such number in this clause (B) (y) that results from dividing the Final Index Price by the Index Price on the Starting Date being referred to herein as the "Index Ratio");

subject, however, to the following three sentences. If Hampden elects to exercise its termination right pursuant to this Section 10.1.9, it shall give written notice to BHLB (provided that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, BHLB shall have the option to increase the consideration to be received by the holders of Hampden Common Stock hereunder, by adjusting the Exchange Ratio (calculated to the nearest one one-thousandth), or by providing, in whole or in part, the cash equivalent thereof (at the option of BHLB), to equal the lesser of (x) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Starting Price, 0.80 and the Exchange Ratio (as then in effect) by (B) the Average Closing Price and (y) a number (rounded to the nearest one one-thousandth) obtained by dividing (A) the product of the Index Ratio and the Exchange Ratio (as then in effect) by (B) the BHLB Ratio. If BHLB so elects within such five-day period, it shall give prompt written notice to Hampden of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 10.1.9 and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified.)

        For purposes of this Section 10.1.9 the following terms shall have the meanings indicated:

        "Average Closing Price" shall mean the average of the daily closing prices for the shares of BHLB Common Stock as reported by the NYSE for the 10 consecutive full trading days on which such shares are actually traded on the NYSE ending at the close of trading on the Determination Date.

        "Determination Date" shall mean the first date on which all Requisite Regulatory Approvals (and waivers, if applicable, necessary for consummation of the Merger and the Bank Merger have been received (disregarding any waiting period).

        "Final Index Price" means the sum of the Final Prices, as adjusted for the index weighting, of each company comprising the Index Group.

        "Final Price" with respect to any company belonging to the Index Group, means the average of the daily closing sales prices of a share of common stock of such company (and if there is no closing sales price on any such day, then the mean between the closing bid and the closing asked prices on that day), as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, for the ten consecutive trading days immediately preceding the Determination Date.

        "Index Group" means the following companies and the weights attributed to them as follows:

Name	Ticker	Index Weighting (%)
National Penn Bancshares, Inc.	NPBC	14.62
Northwest Bancshares, Inc.	NWBI	9.43
TrustCo Bank Corp NY	TRST	9.41
First Commonwealth Financial Corporation	FCF	9.10
Sterling Bancorp	STL	8.30
Brookline Bancorp, Inc.	BRKL	7.02
Provident Financial Services, Inc.	PFS	6.44
United Financial Bancorp, Inc.	UBNK	5.24
NBT Bancorp Inc.	NBTB	4.34
Community Bank System, Inc.	CBU	4.04
Dime Community Bancshares, Inc.	DCOM	3.66
S&T Bancorp, Inc.	STBA	2.96
Flushing Financial Corporation	FFIC	2.94
Customers Bancorp, Inc.	CUBI	2.65
Eagle Bancorp, Inc.	EGBN	2.58
Sandy Spring Bancorp, Inc.	SASR	2.49
Independent Bank Corp.	INDB	2.38
Tompkins Financial Corporation	TMP	1.47
WSFS Financial Corporation	WSFS	0.93

        "Index Price" means the sum of the per share closing sales price of the common stock of each company comprising the Index Group, as adjusted for the index weighting.

        "Starting Date" shall mean October 31, 2014.

        "Starting Price" means $25.78, adjusted in the same manner provided for the Index Group in the penultimate sentence of this Section.

        If any company belonging to the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9. If a company belonging to the Index Group announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index Group and the relative weighting of the companies remaining in the Index Group shall be appropriately adjusted.

        10.2    Effect of Termination.

          10.2.1  In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

          10.2.2  If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

            (A)  Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

            (B)  In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys' fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

            (C)  As used in this Agreement, "Termination Fee" shall mean $3.6 million for the period ending 45 days from the date of this Agreement and $4.7 million thereafter. As a condition of BHLB's willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, Hampden hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

                (i)  Hampden terminates this Agreement pursuant to Section 10.1.8 or BHLB terminates this Agreement pursuant to Section 10.1.7; or

               (ii)  The entering into a definitive agreement by Hampden relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving Hampden within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB pursuant to Section 10.1.2 or 10.1.3 because of a breach by Hampden or any Hampden Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of Hampden; or (ii) the termination of this Agreement by BHLB or Hampden pursuant to Section 10.1.5 because of the failure of the stockholders of Hampden to approve this Agreement at the Hampden Stockholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the stockholders of Hampden.

            (D)  Hampden and BHLB acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BHLB would not enter into this Agreement. The amount payable by Hampden pursuant to this Section 10.2.2 constitutes liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

        10.3    Amendment, Extension and Waiver.

        Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the stockholders of Hampden or BHLB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the stockholders of Hampden, there may not be, without further approval of such stockholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to Hampden's stockholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article XI may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI
MISCELLANEOUS

        11.1    Confidentiality.

        Except as specifically set forth herein, BHLB and Hampden mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.3 and 6.4) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

        11.2    Public Announcements.

        Hampden and BHLB shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither Hampden nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

        11.3    Survival.

        All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

        11.4    Notices.

        All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to Hampden, to:	Glenn S. Welch
President and Chief Executive Officer
Hampden Bancorp, Inc.
19 Harrison Avenue
Springfield, Massachusetts 01103
With required copies to:	Samantha M. Kirby, Esq.
Joseph L. Johnson III, Esq.
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, Massachusetts 02109
If to BHLB, to:	Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101
With required copies to:	Wm. Gordon Prescott
Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 02101
Lawrence Spaccasi, Esq.
Marc Levy, Esq.
Luse Gorman Pomerenk & Schick, P.C.
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one Business Day after being delivered to the overnight courier.

        11.5    Parties in Interest.

        This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

        11.6    Complete Agreement.

        This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreements, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreements) between the parties, both written and oral, with respect to its subject matter.

        11.7    Counterparts.

        This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

        11.8    Severability.

        In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

        11.9    Governing Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

        11.10    Interpretation.

        When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered "Section 5.5.1" would be part of "Section 5.5" and references to "Section 5.5" would also refer to material contained in the subsection described as "Section 5.5.1"). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date of this Agreement", "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

        11.11    Specific Performance.

        The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party's seeking or obtaining such relief.

        [Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.
/s/ MICHAEL P. DALY
Name:	Michael P. Daly
Title:	President and Chief Executive Officer
HAMPDEN BANCORP, INC.
/s/ GLENN S. WELCH
Name:	Glenn S. Welch
Title:	President and Chief Executive Officer